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Exhibit (11)--Statement Re: Computation of Earnings Per Share


                                                     Year ended December 31
                                                       1996          1995
                                                       ----          ----
                                                         (in thousands)

 Average common shares outstanding..................    1,706         1,019
 Net effect of conversion of convertible
   preferred stock...                                   3,256         3,258
 Net effect of dilutive stock
   options--based on the treasury stock method......      276           340
                                                      -------        ------
 Totals.............................................    5,238         4,617
                                                      =======        ======
 Pro forma net loss from continuing
   operations available to common shareholders......  $(2,413)       $ (149)
                                                      =======        ======
 Pro forma per share loss...........................  $ (0.46)       $(0.03)
                                                      =======        ======
 Supplementary income (loss) from
   continuing operations....                          $   (39)       $1,507
                                                      =======        ======
 Supplementary per share income (loss)..............  $ (0.01)       $ 0.21
                                                      =======        ======



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